EXHIBIT 2.1


                           AGREEMENT AND PLAN

                              OF MERGER

                                AMONG

                              CELCOR, INC.,

                         NORTHEAST (USA) CORP.

                                 and

                           THE STOCKHOLDERS

                                 of

                           NORTHEAST (USA) CORP.





                       TABLE OF CONTENTS

                                                                         PAGE

ARTICLE I  DEFINITIONS                                                     1-1

ARTICLE II  THE PLAN OF MERGER                                             2-1
      2.01  The Merger and the Surviving Corporation                       2-1
      2.02  Effectiveness of the Merger                                    2-2
      2.03  Exchange of Securities                                         2-2
      2.04  Adjustment Upon Recapitalization                               2-3
      2.05  Securities Law Matters                                         2-3

ARTICLE III  REPRESENTATIONS AND WARRANTIES                                3-1
3.1.  Representation and Warranties of Northeast and Stockholders          3-1
      3.1.1  Organization of Northeast                                     3-1
      3.1.2  Capitalization                                                3-1
      3.1.3  Subsidiaries                                                  3-1
      3.1.4  Foreign Qualifications                                        3-2
      3.1.5  Other Business Names                                          3-2
      3.1.6  Owned Real Estate Interests                                   3-2
      3.1.7  Leased Real Estate                                            3-2
      3.1.8  Tangible Personal Property                                    3-2
      3.1.9  Intangible Personal Property; Computer Programs               3-2
      3.1.10 Stockholders; Title to Northeast Stock                        3-3
      3.1.11 Title to Assets                                               3-3
      3.1.12 Material Contracts                                            3-4
      3.1.13 Labor Matters                                                 3-4
      3.1.14 Benefit Plans; ERISA                                          3-5
      3.1.15 Licenses and Permits                                          3-5
      3.1.16 Authority Relative to Agreement; Enforceability               3-5
      3.1.17 Compliance with Other Instruments; Consents                   3-6
      3.1.18 Compliance with Applicable Laws                               3-6
      3.1.19 Environmental Compliance                                      3-6
      3.1.20 Financial Statements                                          3-7
      3.1.21 Taxes                                                         3-7
      3.1.22 Litigation                                                    3-8
      3.1.23 Brokerage                                                     3-8
      3.1.24 Full Disclosure                                               3-8
3.2   Representations and Warranties of Celcor                             3-8
      3.2.1 Organization                                                   3-8
      3.2.2 Capitalization                                                 3-8
      3.2.3 Authorization                                                  3-9
      3.2.4 Title to Assets                                                3-9
      3.2.5 No Third Party Consent Required; No
                Violation of Other Instruments                             3-9
      3.2.6 Litigation                                                     3-9
      3.2.7 Brokerage                                                      3-10
      3.2.8 Financial Statements                                           3-10
      3.2.9 Full Disclosure                                                3-10

ARTICLE IV  ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES             4-1
      4.01  Corporate Approval                                             4-1
      4.02  Stockholders' Agreement to Vote                                4-1
      4.03  Conduct of Business                                            4-1
      4.04  Negative Covenants                                             4-1
      4.05  Filing with Securities and Exchange Commission                 4-1
      4.06  Access                                                         4-1
      4.07  Best Efforts                                                   4-2
      4.08  Brokers or Finders                                             4-2
      4.09  Environmental Matters                                          4-2
      4.10  Exclusive Dealing                                              4-3

ARTICLE V  THE CLOSING                                                     5-1
      5.01  The Closing                                                    5-1
      5.02  Termination                                                    5-1
      5.03  Liability on Termination                                       5-1
      5.04  Termination Fees                                               5-2

ARTICLE VI  CONDITIONS TO OBLIGATION OF EACH PARTY                         6-1
      6.01  No Prohibition of Transaction                                  6-1
      6.02  Compliance with Law                                            6-1
      6.03  Proceedings, Documentation and Consents                        6-1
      6.04  Tax Free Reorganization                                        6-1

ARTICLE VII  CONDITIONS TO THE OBLIGATION OF CELCOR TO CLOSE               7-1
      7.01  Representations and Warranties True at the Closing Date        7-1
      7.02  No Material Adverse Change: Officers' Certificates             7-1
      7.03  Corporation's Performance                                      7-1
      7.04  Necessary Corporate Approvals                                  7-1
      7.05  Resolutions Authorizing the Execution of this Agreement        7-1
      7.06  Opinion of Counsel                                             7-1
      7.07  Investment Letters                                             7-1
      7.08  Satisfactory Searches                                          7-2
      7.09  Environmental Review                                           7-2
      7.10  Consents to Transaction                                        7-2
      7.11  Dissenters' Rights                                             7-2
      7.12  Title Insurance                                                7-2
      7.13  Financial Statements                                           7-2
      7.14  Fairness Opinion                                               7-2
      7.15  Results of Investigation                                       7-2

ARTICLE VIII  CONDITIONS TO NORTHEAST'S OBLIGATION TO CLOSE                8-1
      8.01  Representations and Warranties True at the Closing             8-1
      8.02  Celcor's Performance                                           8-1
      8.03  No Material Adverse Change                                     8-1
      8.04  Authority                                                      8-1
      8.05  Opinion of Celcor's Counsel                                    8-1
      8.06  Results of Investigation                                       8-1

ARTICLE IX  SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION                9-1
      9.01  Representations to Survive Closing                             9-1
      9.02  Indemnification by the Stockholders                            9-1
      9.03  Indemnification by Celcor                                      9-1
      9.04  Enforcement of Indemnification Rights                          9-2
      9.05  Remedies Cumulative                                            9-3

ARTICLE X  MISCELLANEOUS                                                  10-1
      10.01  Notices                                                      10-1
      10.02  Assignability and Parties in Interest                        10-1
      10.03  Expenses                                                     10-2
      10.04  Governing Law                                                10-2
      10.05  Counterparts                                                 10-2
      10.06  Headings                                                     10-2
      10.07  Pronouns                                                     10-2
      10.08  Complete Agreement                                           10-2
      10.09  Modifications, Amendments and Waivers                        10-2
      10.10  Severability                                                 10-2

                                 APPENDICES

                                                        SECTION
                  DESCRIPTION                         REFERENCE

Appendix A  Private Placement Questionnaire              2.05(a), 7.07
Appendix B  Opinion of Northeast's Counsel               7.06
Appendix C  Opinion of Celcor's Counsel                  8.05

                                 EXHIBITS

                                                       EXHIBIT
                  DESCRIPTION                          REFERENCE

Shareholders of Subsidiaries which are not wholly owned  3.1.3
Description of real estate interests                     3.1.6
Leased real estate                                       3.1.7
Equipment List                                           3.1.8
Joint Venture and similar agreements                     3.1.9
Shareholder List                                         3.1.10
Material Contracts                                       3.1.12
U.S. Employees                                           3.1.13
Underground Tanks                                        3.1.19
Tax elections                                            3.1.21



            THIS AGREEMENT AND PLAN OF MERGER ("Agreement") has been made and entered into as of this 15th day of March, 1995, among Celcor, Inc., a Delaware corporation ("Celcor"), Northeast (USA) Corp., a New York corporation ("Northeast"), and the shareholders of Northeast listed on the signature page of this Agreement ("Stockholders").

                            R E C I T A L S:

            1. The respective Boards of Directors of Celcor and Northeast have determined that it is in the best interests of each corporation and its respective stockholders that Northeast be merged with and into Celcor (the "Merger") in accordance with the laws of the States of Delaware and New York in the manner and on the terms and conditions set forth herein.

            2. Stockholders own 100% of the issued and outstanding voting stock of Northeast and have agreed to vote their shares in favor of the Merger contemplated hereby.

            3. Pursuant to the Merger, the outstanding capital stock of Northeast will be converted into the right to receive shares of Celcor common stock ("Celcor Stock") on the basis of 10,000 shares of Celcor Stock for each outstanding share of Northeast common stock.

            4. The respective Boards of Directors of Celcor and Northeast desire to effectuate the Merger as a tax free reorganization for United States federal income tax purposes.

            NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the parties hereby adopt this Agreement as and for a Plan of Reorganization (the "Plan") under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended and agree that Northeast shall be merged with and into Celcor and that the terms and conditions of such Merger and the mode of carrying the same into effect shall be as follows:

                                     ARTICLE I

                                    DEFINITIONS

            The terms defined in this Article (except as otherwise expressly provided in this Agreement) for all purposes of this Agreement shall have the respective meanings specified in this Article.

            1.01 "Affiliate" shall mean any entity controlling or controlled by another person, under common control with another person, or controlled by any entity which controls such person.

            1.02 "Agreement" shall mean this Agreement, and all the exhibits and other documents attached to or referred to in the Agreement, and all amendments and supplements, if any, to the Agreement.

            1.03 "Closing" shall mean the meeting of the parties at which the Closing Documents shall be exchanged by the parties, except for those documents, or other items specifically required to be exchanged at a later time.

            1.04 "Closing Date" shall mean May 25, 1995, or such other date as agreed to by the parties on which the Closing occurs.

            1.05 "Closing Documents" shall mean the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement.

            1.06 "Code" shall mean the Internal Revenue of 1986, or any successor law, and regulations issued by the Internal Revenue Service pursuant to the Internal Revenue Code or any successor law.

            1.07 "Encumbrance" shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership.

            1.08 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            1.09 "GAAP" shall mean generally accepted accounting principles applied in a manner consistent with prior periods.

            1.10 "Knowledge" Any limitation or qualification of a representation or warranty made in this Agreement which is based on "knowledge" shall include facts known, or which should be known, to the following person, in the case of a representation or warranty by Celcor:
Stephen E. Roman, Jr. and the following person in the case of a representation or warranty made by Northeast: Nanshan Wu.

            1.11 "Ordinary Course of Business" shall mean actions consistent with the past practices of the designated party which are similar in nature and style to actions customarily taken by the designated party and which do not require, and in the past have not received, specific authorization by the board of directors of the designated party.

            1.12 "Regulated Substances" includes any pollutant, chemical substance, hazardous wastes, hazardous substances or contaminant regulated under, or defined in or pursuant to the Solid Waste Disposal Act, as amended (42 U.S.C. 6901 et seq.) ("SWDA"), the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. 9601 et seq.) ("CERCLA"), the Toxic Substance Control Act, as amended (15 U.S.C. 2601, et seq.), the Clean Air Act, as amended (42 U.S.C. 7401 et seq.), the Clean Water Act, as amended (33 U.S.C. 1251, et seq.), and any other federal, state or local law or regulation designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

            1.13  "SEC" shall mean the Securities and Exchange Commission.

            1.14 "Taxes" shall include federal, state and local income taxes, capital gains tax, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duty), business license or other fees, sales, use and any other taxes relating to the assets of Celcor or Northeast, as applicable, or the business of Celcor or Northeast, as applicable, for all periods up to and including the Closing Date, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments.

            1.15 "Transaction" shall mean the transaction contemplated by this Agreement.

            1.16 Terms Defined in Other Sections. The following terms are defined elsewhere in this Agreement in the following Sections:

            Act                                 2.05(a)
            Celcor                              Heading
            Celcor Stock                        2.03(a)
            Effective Date                      2.01(a)
            Loss or Losses                      10.02
            Merger                              Recital 1
            Northeast                           Heading
            Northeast Stock                     2.03(b)
            Outside Date                        5.01
            Plan                                Recitals
            Stockholders                        Heading
            Surviving Corporation               2.01(a)


                           ARTICLE II

                       THE PLAN OF MERGER

            2.01  The Merger and the Surviving Corporation.

                  (a) Merger. Upon the date on which the Merger is to be effective, as determined pursuant to Section 2.02 ("Effective Date"), Northeast shall be merged with and into Celcor. Celcor shall be the surviving corporation (the "Surviving Corporation"). The separate existence of Northeast shall cease and the existence of Celcor shall continue unaffected and unimpaired by the Merger, with all of the rights, privileges, immunities and powers, and subject to all of the duties and liabilities of a corporation organized under the general corporation law of the State of Delaware. All rights, privileges, powers, immunities and franchises of Northeast shall, on the Effective Date, be automatically vested in Celcor. All real and personal property of Northeast, tangible and intangible, of every kind and description, shall become vested in Celcor and all liabilities, claims and obligations of Northeast may be enforced against Celcor, all without further action or deed by either party. In all other respects, the effect of the Merger shall be as set forth in Delaware General Corporation Law 252 ("Delaware General Corporation Law" or "DGCL").

                  (b) Certificate of Incorporation. The Certificate of Incorporation of Celcor shall be and remain the Certificate of Incorporation of the Surviving Corporation following the Effective Date, until the same shall be altered or amended, except that such Certificate of Incorporation shall be amended (i) to change the name of the Surviving Corporation to "Northeast, Inc." and (ii) to increase, if determined to be necessary, the authorized capital stock to that number of shares which is sufficient to enable Celcor to issue the number of shares of its common stock contemplated by the Merger.

                  (c) By-Laws. The by-laws of Celcor shall be the by-laws of the Surviving Corporation following the Effective Date, until the same shall be altered or amended.

                  (d) Directors. From and after the Effective Date, the Board of Directors of the Surviving Corporation shall consist of Eugene Cha, Frank Nelson, Jennifer Lo Wu, Joe Chen, David Chow, Shi Hong-Yuan and Michael Hsu, until their respective successors shall be duly elected and qualified.

                  (e) Officers. From and after the Effective Date, the officers of the Surviving Corporation shall consist of the persons listed below, holding the respective office listed opposite such person's name, until their respective successors shall be duly elected or appointed and qualified:



                    Name                   Title
                  Nanshan Wu              President
                  Stephen E. Roman, Jr.   Vice President, Treasurer and
                                          Chief Financial Officer
                  Michael Hsu             Secretary


                2.02  Effectiveness of Merger.

                  (a) Certificate of Merger. Following the approval of the Merger by the respective stockholders of Celcor and Northeast and upon the fulfillment or waiver of the conditions specified in Articles VI, VII and VIII hereof, and provided that this Agreement has not been terminated and abandoned pursuant to Article V hereof, Celcor shall cause a Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 252(c) of the DGCL and with the New York Department of State, as provided in Sections 904 and 907 of the Business Corporation Law of the State of New York ("B.C.L.").

                  (b) Effective Date. The Merger shall become effective immediately upon the filing of the Certificate of Merger referred to in
Section 2.02(a) hereof with the Secretary of State of the State of Delaware and with the Secretary of State of the State of New York.

            2.03 Exchange of Securities. The manner of converting the securities of Northeast into securities of the Surviving Corporation at the Effective Date shall be as follows:

                  (a) Celcor's Shares. Each share of common stock of Celcor ("Celcor Stock") which shall be outstanding at the Effective Date shall remain outstanding, as the outstanding common stock of the surviving corporation.

                  (b) Northeast Common Stock. Each share of Common Stock, no par value, of Northeast ("Northeast Stock") outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 10,000 shares of Celcor Stock.

                  (c) Treasury Stock. Any shares of Northeast Stock held by Celcor, any subsidiary of Celcor, or in Northeast's treasury on the Effective Date shall be canceled and given no effect in the Merger.

                  (d) Records. For the purposes of this Agreement, the stock transfer books of Northeast shall be closed as of the Effective Date, and no transfer of record of any shares of Northeast Stock shall take place after the Effective Date.

                  (e) Surrender of Northeast Stock Certificates. On or immediately after the Closing Date, each holder of an outstanding certificate or certificates which prior thereto represented shares of Northeast Stock shall surrender the same to Celcor. Each Stockholder who shall have surrendered his certificate for shares of Northeast Stock shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Celcor Stock into which Northeast Stock shall have been converted and exchanged. When the Merger becomes effective, the former stockholders of Northeast shall thereupon cease to have any rights in respect of Northeast Stock, other than to receive the certificates for Celcor Stock described in Section 2.03(b) hereof. Unless and until any certificates shall be so surrendered and exchanged, (i) the holder shall not have any voting rights in respect of Celcor Stock into which the shares of Northeast Stock shall have been so converted and exchanged, and (ii) dividends or other distributions payable to holders of record of shares of Celcor Stock following the Effective Date shall not be paid to the holder of the certificate. Upon surrender of the certificate representing shares of Northeast Stock, there shall be paid to the record holder of the certificate the amount of the dividends or other distributions which shall have become payable following the Effective Date with respect to the number of whole shares of Celcor Stock represented by the certificate issued in exchange for the surrendered certificate, but without interest.

            2.04 Adjustment Upon Recapitalization. Subject to the limitations of Section 4.03 hereof, the number of shares of Celcor Stock to be issued at the Closing shall be appropriately adjusted in the event that, prior to the Effective Date, the Celcor Stock should be split, combined, or otherwise recapitalized, or if any stock dividend should be paid on the Celcor Stock, or the record date for the payment of any such stock dividend should occur.

            2.05  Securities Law Matters.

                  (a) Private Offering. Northeast and Stockholders understand that the Celcor Stock to be issued and delivered to Stockholders pursuant to the Merger will not be registered under the Securities Act of 1933, as amended (the "Act"), but will be issued in reliance upon the exemption afforded by Section 4(2) of the Act and Regulation D promulgated by the SEC thereunder, and that Celcor is relying upon the truth and accuracy of the representations set forth in the answers to the questionnaire in the form of Appendix A hereto delivered concurrently with the execution of this Agreement. Each certificate of Celcor Stock issued pursuant to this Agreement shall bear the following legend:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED UNLESS THEY ARE SO REGISTERED OR, IN THE OPINION OF COUNSEL ACCEPTABLE TO THIS CORPORATION, SUCH TRANSFER IS EXEMPT FROM REGISTRATION.

Celcor shall give instructions to its transfer agent consistent with the foregoing legend.

                  (b) Limited Transfer Rights. The Stockholders may not transfer, sell or assign the Celcor Stock until such shares are registered pursuant to the Act; provided that, in the absence of such registration, a Stockholder may transfer shares of Celcor Stock to one or more members of a group consisting of (i) the spouse or children of any Stockholder, and (ii) one or more trusts for their benefit; provided however, that the transferee in each case will furnish Celcor with an investment letter in form and substance satisfactory to counsel for Celcor who shall be satisfied with the competence of such persons to give an investment letter.

                  (c) Blue Sky Filings. Celcor shall promptly institute and diligently prosecute such proceedings before, and make such filings with, such state regulatory agencies as may be necessary or appropriate in connection with or preliminary to the issuance of Celcor Stock required to be issued to the Stockholders pursuant to the Merger and any solicitation of the Stockholders for their approval of the Plan and the matters related hereto.

                  (d) Removal of Legend. If any Stockholder desires to sell his Celcor Stock at any time after the Closing, he shall notify Celcor of that desire and the number of shares he desires to sell, together with such other information concerning the transferee or purchaser and the manner of sale as counsel to Celcor shall request. If counsel for Celcor is of the opinion that such Celcor Stock may be sold without registration under the Act, and shall render that opinion in writing to the Stockholder and the Transfer Agent for Celcor Stock, the Transfer Agent shall deliver to that Stockholder, certificates which are free of any restrictive legend representing shares of Celcor Stock equal in number to the number of shares submitted for transfer by that Stockholder.

                                ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

            3.1   Representations and Warranties of Northeast and
Stockholders. Northeast and the Stockholders jointly and severally represent and warrant to Celcor as follows:

            3.1.1 Organization of Northeast. Northeast is a corporation, duly organized, validly existing, and in good standing under the laws of the State of New York, and has all requisite corporate power, franchises, and licenses to own its property and conduct the business in which it is engaged. Complete copies of Northeast's certificate of incorporation, by-laws, as amended, minutes, stock transfer records and agreements, if any, among some or all of the Stockholders have been delivered to Celcor.

            3.1.2 Capitalization.

                  3.1.2.1 Northeast has an authorized capital stock consisting of 200 shares of common stock, no par value per share, of which 175 shares are issued and outstanding. All of such shares of Northeast Stock have been validly issued, fully paid, are non-assessable, and were issued in compliance with applicable federal and state securities laws.

                  3.1.2.2 Northeast does not have outstanding any subscriptions, options, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating Northeast to issue, or to transfer from treasury, any shares of its capital stock of any class or kind, or securities convertible into such stock. No persons who are now holders of Northeast Stock, and no persons who previously were holders of Northeast Stock, are or ever were entitled to pre-emptive rights, other than persons who exercised or waived those rights.

            3.1.3 Subsidiaries. Northeast does not directly or indirectly have any subsidiaries, nor hold any equity interest in any corporation, partnership or joint venture, other than Shenyang United Vitatech Ltd. and Northeast (Shenyang) Consulting Co. Ltd. (together, the "Subsidiaries"). The Subsidiaries are each corporations, duly organized, validly existing and in good standing under the laws of The Peoples Republic of China, and each has all requisite corporate power, licenses and franchises to own its properties and assets and conduct the business in which it is engaged. Complete copies of the certificate of incorporation, by-laws, as amended, minutes, stock transfer records and agreements, if any, among some or all of the stockholders of the Subsidiaries (if not wholly owned by Northeast) have been delivered to Celcor. Exhibit 3.1.3 lists the shareholders of any Subsidiary which is not wholly owned.

            3.1.4 Foreign Qualifications. Northeast and each Subsidiary is duly qualified to conduct business as a foreign corporation in each state or other jurisdiction in which it is required to be so qualified.

            3.1.5 Other Business Names. Neither Northeast nor any Subsidiary transacts business under any trade name or fictitious name.

            3.1.6 Owned Real Estate; Real Estate Interests.

                        3.1.6.1 Northeast and each Subsidiary has good and marketable title to the land which it owns, all of which is listed on
      Exhibit 3.1.6 annexed hereto. The real estate owned by Northeast is unimproved vacant land which has been acquired to build a residential and office facility located in Queens, New York. The land is not subject to any mortgage, lien or similar encumbrance.

                        3.1.6.2 The interest held by Shenyang United Viatech, Ltd. in certain real estate located in Shenyang, China to develop a factory to produce vitamin and cosmetic products is also described in
      Exhibit 3.1.6 annexed hereto.

            3.1.7 Leased Real Estate. Neither Northeast nor any Subsidiary leases any real estate from any person, nor has Northeast or any Subsidiary leased any real estate to any person, except as described in Exhibit 3.1.7.

            3.1.8 Tangible Personal Property.

                  3.1.8.1 Exhibit 3.1.8 annexed hereto identifies all items initially valued at more than $10,000.00 of machinery, motor vehicles, computer equipment, furniture, fixtures, leasehold improvements, and all other tangible personal property owned and used by Northeast and its Subsidiaries in connection with their business on the date hereof.

                  3.1.8.2 Northeast and its Subsidiaries do not lease any equipment which involve monthly payments of more than $1,000.00 on account of any such lease. Copies of all equipment leases which are in effect have been or will promptly be furnished to Celcor. Northeast is not in default under any of such equipment leases and is not aware of any fact which, with notice and/or passage of time, would constitute such a default. All personal property owned by Northeast or its Subsidiaries, or leased and used by Northeast or any Subsidiary in its business is in good condition, normal wear and tear excepted, and is in good operating order.

            3.1.9 Intangible Personal Property; Computer Programs.

                  3.1.9.1 Northeast and its Subsidiaries do not own any patents, patent applications, inventions, trademarks, trademark applications, copyrights, trade names or proprietary technology, except for certain formulas for the production of vitamins and cosmetic products described on Exhibit 3.1.9. Except as listed on Exhibit 3.1.9 annexed hereto, neither Northeast nor any Subsidiary is a party to any distributorship, franchise, joint venture or license agreements (whether as grantor or grantee). Copies of all written instruments which evidence such intangible personal property have been or will promptly be delivered to Celcor.

                  3.1.9.2 There are no infringement or other claims or demands against Northeast or its Subsidiaries with respect to any items of intangible personal property, and no proceedings have been instituted, are pending, or to the knowledge of Northeast, have been threatened to terminate or cancel any agreement affording to Northeast the right to use any intangible asset, or which challenge the rights of Northeast or its Subsidiaries with respect to any of its intangible assets; and there are no facts known to Northeast which make it likely that any such license or similar agreement will not be renewed at its next expiration date or which might reasonably serve as the basis, in whole or in part, of any claim that any part of the business carried on by Northeast or any Subsidiary infringes the patent, trademark, trade name, copyright, or other rights of any other person. Northeast (or one of its Subsidiaries) is the sole and exclusive owner of each of said items of intangible personal property.

                  3.1.9.3 Northeast does not use, is not licensed to use and has no need to use any patent, patent application, trademark, trademark application, trade name, formula or copyright which is owned by an unrelated third party.

            3.1.10      Stockholders; Title to Northeast Stock.  Exhibit
3.1.10 annexed hereto contains a complete list of the names and addresses of all the Stockholders of Northeast and the number of shares of Northeast Stock owned by each of them. Each of the persons listed on such Exhibit is the record and beneficial owner of the shares of Northeast Stock listed on that Exhibit, owns those shares of Northeast Stock free and clear of any security interests, liens, encumbrances or claims, (other than a pledge of the shares in favor of Celcor), and has the unrestricted right to vote the Northeast Stock owned by such person in favor of the Transaction and transfer such shares to Celcor without the consent of any person.

            3.1.11 Title to Assets. Northeast and its Subsidiaries have good and marketable title in and to all of their property reflected in the most recent consolidated financial statement plus all assets purchased by Northeast and its Subsidiaries since the date of that financial statement, less all assets which Northeast and its Subsidiaries have disposed of in the ordinary course, which property is free and clear of any security interests, consignments, liens, judgments, encumbrances, restrictions, or claims of any kind. The only liens or security interests which exist and, at the Closing will exist, on Northeast's assets are those which either (a) secure liabilities disclosed on the financial statements annexed hereto, or (b) are liens for current taxes or assessments not yet due.

            3.1.12 Material Contracts. Exhibit 3.1.12 annexed hereto identifies the following contracts, leases and other obligations to which Northeast or any of its Subsidiaries is a party or by which any of them is bound and which are not identified elsewhere in any other Exhibit to this
Agreement: (a) contracts with or loans to any of Northeast's stockholders, officers, directors, employees, agents, consultants, advisors, salesmen, distributors or sales representatives; (b) secured loans and unsecured loans and lines of credit; (c) contracts restricting Northeast or any of its Subsidiaries from doing business in any areas or in any way limiting competition; (d) contracts calling for aggregate payments by Northeast or by any of its Subsidiaries in excess of $50,000 and which are not terminable without cost or liability on notice of 60 days or less; and (e) guarantees by Northeast or by any of its Subsidiaries of the obligations of any other party, except those resulting from the endorsement of customer checks deposited by the payee for collection. Except as disclosed on Exhibit 3.1.12, Northeast and each of its Subsidiaries have, in all material respects, performed or complied with all material obligations required on their part to be performed or complied with through the date hereof under any of such contracts, obligations or commitments to which each is a party or otherwise bound and no default has occurred thereunder, whether waived or not waived, which could have an adverse effect upon the business or financial condition of or impose a liability upon Northeast or any of its Subsidiaries. All parties to such contracts, obligations or commitments with Northeast or any of its Subsidiaries are in substantial compliance therewith and no event has occurred which, through the giving of notice or the passage of time or both, would cause or constitute a material default under any such contracts, obligations or commitments, or would cause the acceleration of any obligation of any party thereto. Copies of the contracts listed or referred to in Exhibit 3.1.12 have been or will promptly be delivered or made available to Celcor.

            3.1.13      Labor Matters.

                  3.1.13.1 There are presently no employment or consulting contracts with or covenants against competition by, any present or former employees of Northeast or any of its Subsidiaries.

                  3.1.13.2 Annexed hereto as Exhibit 3.1.13 is a current list showing the names of all United States employees of Northeast and its Subsidiaries, their original dates of employment, job titles and annual rate of pay for salaried employees and hourly rates for hourly employees.

                  3.1.13.3 All employees of Northeast and its Subsidiaries are employees at will who may be terminated by Northeast at any time with no obligation to make any payment except wages to the date of termination.

                  3.1.13.4 Neither Northeast nor any of its Subsidiaries is indebted to, nor a creditor of, any Stockholder or of any relative of any of such Stockholder, except for accrued wages and salaries.

                  3.1.13.5 Northeast and its Subsidiaries are in compliance with all federal and state laws respecting employment, wages and hours, and in compliance with any relevant Chinese laws. Northeast and its subsidiaries are not engaged in any discriminatory hiring or employment practices or any unfair labor practices nor have any employment discrimination or unfair labor practice complaints against Northeast or any of its Subsidiaries been filed, or to the knowledge of Northeast or any Subsidiary threatened to be filed, with any Chinese, or any U.S. federal or state agency having jurisdiction over Northeast's labor matters. Neither Northeast nor any of its Subsidiaries has been threatened by any former employee with any suit alleging wrongful termination, nor does Northeast have knowledge of facts which might form a basis for such a suit.

                  3.1.13.6 Northeast and its Subsidiaries have not, directly or through agents and independent contractors, employed any unauthorized aliens, as defined in 8 U.S.C. Section 1324a(h)(3). Northeast and its Subsidiaries have complied, or caused any such agent or independent contractor, to comply with the employment verification and record-keeping requirements of 8 U.S.C. Section 1324a and 8 C.F.R.
      Section 274a, as amended.

            3.1.14 Benefit Plans; ERISA. Neither Northeast, nor any of its Affiliates maintains a group health plan (within the meaning of Section 5000(b)(1) of the Code). Northeast does not now and has never maintained, sponsored or contributed to any plan or program or arrangement providing post-termination of employment retirement, health, dental, disability or life insurance benefits with respect to employees or former employees and their spouses and dependents.

            3.1.15 Licenses and Permits. Northeast and its Subsidiaries and their respective employees or agents have all material licenses, permits, orders, approvals and authorizations required by Northeast or any such Subsidiary for the conduct of businesses as presently and anticipated to be conducted (including both U.S. and Chinese licenses, permits, authorizations or approvals). Northeast and its Subsidiaries are acting within the terms of such licenses, permits, orders, and approvals. Neither Northeast nor any of its Subsidiaries has received any notice of investigation, evaluation or suspension of any such licenses, permits, orders, approvals or authorizations. To the best knowledge of Northeast and its Subsidiaries, no suspension or cancellation of any such licenses, permits, orders, approvals and authorizations has been threatened or is contemplated.

            3.1.16 Authority Relative to Agreement; Enforceability. The execution, delivery and performance of this Agreement is within the legal capacity and power of Northeast and the Stockholders and have been duly authorized by all requisite corporate action on the part of Northeast. This Agreement is a legal, valid and binding obligation of Northeast and the Stockholders, enforceable against Northeast and the Stockholders in accordance with its terms, except insofar as its enforcement may be limited by (a) bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally and (b) equitable principles limiting the availability of equitable remedies. All persons who execute this Agreement on behalf of Northeast have been duly authorized to do so.

            3.1.17 Compliance with Other Instruments; Consents. Neither the execution of this Agreement, nor the consummation of the Transaction, will conflict with, violate or result in a breach or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any of the assets of Northeast or any of its Subsidiaries under any provision of any certificate of incorporation, by-law, indenture, mortgage, lien, lease, agreement, contract, instrument, or any other restriction of any kind or character to which Northeast or any of its Subsidiaries is subject or by which Northeast or any of its Subsidiaries is bound, or require the consent of any third party or governmental agency. To the extent the consent of Celcor to the Merger is required under the terms of that certain pledge agreement among Celcor and the shareholders of Northeast, by its execution of this Agreement, Celcor consents to the Merger.

            3.1.18 Compliance with Applicable Laws. Northeast and its Subsidiaries are in compliance with all Chinese and U.S. federal, state, county, and municipal laws, ordinances, regulations, judgments, orders or decrees applicable to the conduct of the business of each, or to the assets owned, used, or occupied by each, and neither Northeast nor any of its Subsidiaries has received notice or advices to the contrary. All reports required by any or all Chinese and U.S. federal, state and local governments have been timely filed and all information contained therein is true and correct. Neither the execution of this Agreement, nor consummation of the Transaction will (a) violate any order, writ, injunction, statute, rule or regulation applicable to Northeast or any of its Subsidiaries, or (b) require the consent, approval, authorization or permission of, or the filing with or the notification of any Chinese or U.S. federal, state or local government agency.

            3.1.19      Environmental Compliance.

                  3.1.19.1 Northeast and its Subsidiaries are in compliance with all applicable Chinese and U.S. federal, state and local laws and regulations relating to pollution control and environmental contamination and all laws and regulations with regard to record-keeping, notification and reporting requirements respecting Regulated Substances. Neither Northeast nor any of its Subsidiaries has been alleged to be in violation of, nor has any of the foregoing Companies been subject to any administrative or judicial proceeding pursuant to such laws or regulations, either now or any time during the past three years.

                  3.1.19.2 None of the real property owned, used and/or occupied by Northeast or any Subsidiary and located in the United Stated has ever been used by previous or current owners, users and/or operators to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer or process Regulated Substances.

                  3.1.19.3 Except as listed on Exhibit 3.1.19 annexed hereto, Northeast and its Subsidiaries do not own or use underground storage tanks at any of the real property owned or occupied by Northeast or any of its Subsidiaries. If such tanks are owned or used, Northeast and its Subsidiaries have complied in all respects with all laws regulating underground storage tanks and the Federal Technical Standards and Corrective Action Requirements for Owners and Operators of Underground Storage Tanks (40 C.F.R. Part 280).

            3.1.20 Financial Statements. Northeast and its Subsidiaries have delivered to Celcor consolidated balance sheets and related consolidated statements of operations, changes in stockholders' equity and cash flows for the fiscal years ended June 30, 1993 and June 30, 1994 and the four months and one year then ended, in each case audited by BDO Seidman, independent certified public accountants. Within thirty days of the date of this Agreement, Northeast and its Subsidiaries will deliver an unaudited consolidated balance sheet dated December 31, 1994 and consolidated statement of operations, changes in stockholders' equity and cash flows for the six months ended December 31, 1994. The audited financial statements fairly present and the interim financial statements, when delivered, will present, the financial position of Northeast and its Subsidiaries and the results of their operations as at the dates and for the periods to which they apply, and such statements have been (and in the case of the interim statements, will be) prepared in conformity with GAAP, applied on a consistent basis throughout the periods involved. The interim statements will include all adjustments (subject only to normal year-end audit adjustments) necessary for a fair presentation of Northeast's consolidated financial position and results of operations for that period.

            3.1.21  Taxes.

                  3.1.21.1 All tax and information returns required to have been filed by Northeast or any of its Subsidiaries have either been filed with the appropriate taxing authority or Northeast has filed for any required extension; and all Taxes of Northeast and its Subsidiaries have been paid (or estimated taxes have been deposited) to the extent such payments are required prior to the date hereof or accrued on the books of Northeast and its Subsidiaries. The returns were (or will be) correct as (or when) filed. Northeast's consolidated financial statements include adequate provision for Taxes incurred or accrued as of the date of the most recent balance sheet. True and complete copies of the most recent federal, state and local tax returns of Northeast or any of its Subsidiaries will promptly be delivered to Celcor when filed.

                  3.1.21.2 None of the federal taxes and state and local franchise and sales tax returns of Northeast and its Subsidiaries have been audited (or examined by IRS in the case of federal tax returns). No assessments or additional Taxes have been proposed or threatened against Northeast or any Subsidiary or any of their respective assets, and neither Northeast nor any Subsidiary has executed any waiver of the statute of limitations on the assessment or collection of any Tax Liabilities.

                  3.1.21.3 There are no pending investigations of Northeast or any of its Subsidiaries or their respective tax returns by any federal, state or local taxing authority, and there are no federal, state, local or foreign tax liens upon any of Northeast's assets or the assets of any Subsidiary.

                  3.1.21.4 Exhibit 3.1.21 annexed hereto lists any elections which Northeast has made with respect to the income tax treatment of any items which cannot be revoked without the consent of the Commissioner of Internal Revenue.

            3.1.22 Litigation. There are no legal, administrative, arbitration or other proceedings or claims pending or to the knowledge of Northeast, threatened, against Northeast, or any of its Subsidiaries, nor is Northeast or any Subsidiary subject to any existing judgment which might affect the financial condition, business, property or prospects of Northeast or any Subsidiary; nor has Northeast or any Subsidiary received any inquiry from an agency of the federal or of any state or local government about the Transaction, or about any violation or possible violation of any law, regulation or ordinance affecting its business or assets; nor has Northeast or any Subsidiary been subject to any products liability claims during the three years ended on the date of this Agreement.

            3.1.23 Brokerage. No broker or finder has rendered services to Northeast or to any Stockholder in connection with the Transaction.

            3.1.24 Full Disclosure. No representation or warranty made by Northeast or any Subsidiary in this Agreement, and no certification furnished or to be furnished to Celcor pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.

            3.2 Representations and Warranties of Celcor. Celcor hereby represents and warrants to Northeast and Stockholders that:

            3.2.1 Organization. Celcor is duly organized, validly existing, and in good standing under the laws of the state of its incorporation and has the corporate power to execute, deliver, and perform this Agreement.

            3.2.2 Capitalization.

                  3.2.2.1 Celcor has an authorized capital stock consisting of 20,000,000 shares of common stock, par value $0.001 per share, of which 3,364,674 shares are issued and outstanding and 2,000,000 shares of preferred stock, par value $0.001 per share, of which 275,000 shares are issued and outstanding. All of such shares of stock have been validly issued, fully paid, are non-assessable, and were issued in compliance with applicable federal and state securities laws.

                  3.2.2.2 Except for its outstanding convertible preferred stock, Celcor does not have outstanding any subscriptions, options, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating Celcor to issue, or to transfer from treasury, any shares of its capital stock of any class or kind, or securities convertible into such stock. No persons who are now holders of Celcor Stock, and no persons who previously were holders of Celcor Stock, are or ever were entitled to pre-emptive rights other than persons who exercised or waived those rights.

            3.2.3 Authorization. The execution and delivery of this Agreement and the consummation of the Transaction have been duly authorized by the Board of Directors of Celcor. This Agreement constitutes the legal, valid and binding obligation of Celcor, enforceable against it in accordance with its terms, except insofar as the enforcement thereof may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally and subject to equitable principles limiting the availability of equitable remedies. All persons who have executed this Agreement on behalf of Celcor have been duly authorized to do so.

            3.2.4 Title to Assets. Celcor has good and marketable title in and to all of its properties reflected in the most recent financial statement, plus all assets purchased by Celcor since the date of that financial statement, less all assets which Celcor has disposed of in the ordinary course, which property is free and clear of any security interests, consignments, liens, judgments, encumbrances, restrictions, or claims of any kind. The only liens or security interests which exist and, at the Closing will exist, on Celcor's assets are those which either (a) secure liabilities disclosed in the financial statements annexed hereto, (b) secure the ownership interests of lessors' of equipment used by Celcor, or (c) are liens for current taxes or assessments not yet due.

            3.2.5 No Third Party Consent Required; No Violation of Other Instruments. Except for the need to obtain the consent of its stockholders, neither the execution nor the performance of this Agreement by Celcor requires the consent of any third party, nor will it violate or result in a breach or constitute a default under any provision of the certificate of incorporation or by-laws of Celcor, or any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, statute, ordinance, regulation or any other restriction of any kind or character to which Celcor is subject or by which it is bound.

            3.2.6 Litigation. There are no legal, administrative, arbitration or other proceedings or claims pending, or to the knowledge of Celcor, threatened, against Celcor, nor is Celcor subject to any existing judgment which might affect the financial condition, business, property or prospects of Celcor; nor has Celcor received any inquiry from an agency of the federal or of any state or local government about the Transaction, or about any violation or possible violation of any law, regulation or ordinance affecting its business or assets; nor has Celcor been subject to any products liability claims during the three years ended on the date of this Agreement.

            3.2.7 Brokerage. No broker or finder has rendered services to Celcor in connection with the Transaction.

            3.2.8 Financial Statements. Celcor has delivered to Northeast Celcor's Annual Report to the SEC on Form 10-K for its year ended June 30, 1994, which includes its financial statements as of that date and for two years then ended, and its quarterly report to the SEC on Form 10-Q for the three and six month periods ended December 31, 1994. Those statements fairly present the financial position of Celcor as at the dates and for the periods to which they apply and have been prepared in conformity with GAAP.

            3.2.9 Full Disclosure. No representation or warranty made by Celcor in this Agreement, and no certification furnished or to be furnished to Northeast and the Stockholders pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.

                             ARTICLE IV

                  ADDITIONAL COVENANTS AND AGREEMENTS OF

                             THE PARTIES

            4.01 Corporate Approval. Promptly following the date hereof, Celcor will call a special meeting of its stockholders for the purpose of considering and approving this Agreement, the Transaction and the Plan. Celcor shall promptly call that meeting by preparing a proxy statement and giving written notice to all its stockholders in accordance with its by-laws and applicable corporation law.

            4.02 Stockholders' Agreement to Vote. Promptly following the date hereof, Northeast will either call a special meeting of its stockholders for the purpose of considering and approving this Agreement, the Transaction and the Plan, or will obtain the written consent of its stockholders with respect to such matters. The undersigned Stockholders hereby agree to vote all Northeast Stock which they own in favor of the Transaction.

            4.03 Conduct of Business. Prior to the Closing Date, each corporation shall conduct its business only in the Ordinary Course of Business, except as otherwise permitted by this Agreement or consented to the other party in writing. Each party shall promptly advise the other in writing of any material adverse change in the business, assets or prospects of such corporation. Without the prior consent of the other party, neither Northeast nor Celcor shall, prior to the Effective Date, (a) issue, sell, purchase or redeem, or grant options or warrants or rights to purchase, or otherwise agree to issue, sell, purchase or redeem, any common stock or other securities; (b) incur any indebtedness or other liability, or discharge any obligation or liability other than in the Ordinary Course of Business; (c) make any distribution to its stockholders; (d) amend its Certificate of Incorporation or by-laws; (e) enter into an employment agreement or make any changes in compensation or other employment benefits for its executive officers; (f) sell or otherwise dispose of any of its material assets; (g) mortgage, pledge or subject to lien or other Encumbrance any of its assets; or (h) acquire or enter into a contract to acquire any business or material asset.

            4.05 Filing With Securities And Exchange Commission. Northeast recognizes that Celcor may be required to report the Transaction to the SEC on Form 8-K and will be obligated to solicit shareholder approval pursuant to a proxy statement, each of which must be accompanied by financial statements of Northeast. Northeast shall cause its regular accountants to furnish such statements to Celcor and to consent to the use of those statements and their related report in said proxy statement and Form 8-K.

            4.06 Access. Between the date hereof and the Closing Date, each party shall give to the other and their respective designees full access, during normal business hours and upon reasonable notice, in such a manner as not to disrupt normal business activities, to the premises, property, material contracts and books of account and records of such party. Each party will hold, and will cause all of its directors, officers, employees and representatives to hold in complete confidence, all information so obtained and will use such information only for the purpose of conducting its due diligence investigation. If the Transaction is not consummated as contemplated herein, each party will return to the other all returnable information and data and will not disclose any such data or information to any other person. Such obligation of confidentiality shall not extend to any information which is shown to have been previously known to the party to whom the information was provided, or generally known to others engaged in the same trade or business as the party who provided the information, or that is part of public knowledge.

            4.07 Best Efforts. Northeast, the Stockholders and Celcor shall use their best efforts, and shall cooperate with and assist each other in their efforts to obtain such consents and approvals of third parties as may be necessary to consummate the Transaction and to permit each party to enjoy the benefits of the Transaction without any cost beyond that contemplated by this Agreement.

            4.08 Brokers or Finders. Each party agrees to hold the other harmless and to indemnify it against the claims of any persons or entities claiming to be entitled to any brokerage commission, finder's fee, advisory fee or like payment from such other party based upon actions of the indemnifying party in connection with the Transaction.

            4.09  Environmental Matters.

            4.9.1 Celcor shall have the right, at its expense, to make such environmental studies of any real property owned by Northeast and its Subsidiaries, or any real property which Northeast and its Subsidiaries have the right to acquire, as it shall deem necessary to determine whether there is any reason to believe there is contamination to any soil, subsurface condition or groundwater caused by the presence of a Regulated Substance which could give rise to an obligation to perform remediation or clean-up, and whether Northeast's underground fuel storage tanks, if any, leak. If there should be evidence of the presence of any Regulated Substance or improper installation or leakage of a tank, Celcor will so advise the Stockholders who will cause Northeast to take whatever action is necessary to remediate the situation, including clean up of contaminated soil, removal of the tank, if appropriate, or removal of the contents of the tank and filling of the tank with sand or other non-polluting material. The entire cost of that cleanup shall be accrued as a liability of Northeast.

            4.9.2 If the Closing shall occur prior to the completion of that remediation, the cleanup cost, as estimated by a consultant acceptable to Celcor and Northeast, shall be accrued as a liability of Northeast. If the actual cost of that cleanup, including but not limited to the cost of preliminary studies, tank and soil removal, installation and operation of monitoring wells, governmental fees and fines relating to that pollution and remediation should exceed the estimate, the Stockholders shall jointly and severally reimburse Celcor for the excess cost.

            4.9.3 If Celcor determines that any such tank is not leaking, it shall so advise the Stockholders who shall then have no further obligation with respect to the tank other than to pay for the cost of upgrading the tank as required by the Federal Technical Standards and Correction Action Requirements for Owners and Operators of Underground Storage Tanks and any applicable state statute or regulation dealing with Northeast's underground tanks.

            4.10 Exclusive Dealing. Until this Agreement shall be consummated or terminated in accordance with its terms, neither Northeast nor any Stockholder shall take, or permit any other person acting on its or his behalf, to take or refrain from taking any action, directly or indirectly, to encourage, initiate or engage in discussions or negotiations with, or provide information to, any person or group other than Celcor with respect to any purchase of the stock of Northeast or any purchase of any substantial portion of the assets of, or merger with, Northeast, other than disclosures consented to in writing by Celcor. Northeast and the Stockholders shall promptly notify Celcor of any solicitation or inquiry which any of them receive with respect to any such matter.

                            ARTICLE V

                          THE CLOSING

            5.01 The Closing. The Closing shall take place at the offices of Lowenstein, Sandler, Kohl, Fisher & Boylan, 65 Livingston Avenue, Roseland, New Jersey 07068, commencing at 9:00 a.m. local time on the Closing Date, provided that all conditions precedent to the obligations of Northeast and Celcor to close have then been met or waived. Either party may postpone the Closing for a reasonable period of time if necessary to enable it to perform any obligations hereunder. If the Closing shall not take place on or before the 120 day following the date hereof (the "Outside Date"), this Agreement may be terminated at the option of either party, other than a party whose act or failure to act prevented the Closing from occurring on or before the Outside Date.

            5.02 Termination. This Agreement may be terminated at any time until completion of the Closing as follows: (a) by mutual consent of Celcor and Northeast; (b) by Celcor or Northeast, respectively, if, at or before the completion of the Closing, any material condition set forth herein upon the obligation of such party to consummate the Transaction shall not have been duly satisfied or waived; (c) by Celcor or Northeast if the Closing shall not have occurred on or before the Outside Date, but no party shall be entitled to terminate pursuant to this clause if its own acts or failures to act delay the Closing beyond the Outside Date; or (d) by Celcor or Northeast, respectively, if it shall have discovered that any representation or warranty made herein for its benefit, or in any certificate, schedule or document furnished to it, pursuant to this Agreement is untrue in any material respect, or if the other party shall have defaulted in the performance of any obligation to be performed by such party under this Agreement; provided, however, that in order to terminate this Agreement under Section 5.02 (b) or (d), the party seeking to terminate this Agreement shall, upon discovery of a breach or default, give written notice thereof to the other party and the other party shall fail to cure the breach or default within ten (10) days after receipt of such notice.

            5.03 Liability on Termination. Upon any termination of this Agreement pursuant to Section 5.02 (a), no party shall have any liability or obligation hereunder (except to observe the confidentiality provisions hereof), and each party shall bear the expenses incurred by it. If a party should terminate pursuant to Section 5.02(b) or Section 5.02(d), the terminating party shall have no liability, but the defaulting party shall not be excused from liability to the other party unless it can clearly demonstrate that the failure to perform was caused by persons or acts beyond its control. If the termination is the result of an event described in Section 5.02(c) above, the terminating party shall have no liability to the other party provided that the terminating party did not delay the closing beyond the Outside Date, but the party causing that delay shall not be excused from liability to the other party unless it can clearly demonstrate that such delay was caused by persons or acts beyond its control.

            5.04 Termination Fees. In order to induce each party to enter into this Agreement, and as a means of compensating the parties for the substantial efforts and direct and indirect monetary costs incurred and to be incurred in connection with the Transaction, (i) in the event that Celcor terminates this Agreement as a result of Northeast's failure to satisfy any of the conditions set forth in Article VII, Northeast shall reimburse Celcor for all reasonable out-of-pocket expenses actually incurred by it or on its behalf in connection with this Agreement and the Transaction in an amount not to exceed $25,000; and (ii) in the event that Northeast terminates this Agreement as a result of Celcor's failure to satisfy any of the conditions set forth in
Article VIII, Celcor shall reimburse Northeast for all reasonable out-of-pocket expenses actually incurred by it or on its behalf in connection with this Agreement and the transaction in an amount not to exceed $25,000; provided, however, that any claim that a representation of a party, which is based on the knowledge of such party, is false shall not give rise to a claim under this Section unless that representation is false to the knowledge of such party on the date of this Agreement.

                            ARTICLE VI

                 CONDITIONS TO OBLIGATION OF EACH PARTY

            The obligation of each party to effect the Transaction shall be subject to the fulfillment, at or prior to the Closing Date, of the following conditions:

            6.01  No Prohibition of Transaction.

                  (a) No third party shall have instituted any suit or proceeding to restrain, enjoin or otherwise prevent the consummation of the Transaction, or to seek damages from or impose obligations upon either party by reason of the Transaction which, in such party's reasonable judgment, would involve expense or lapse of time that would be materially adverse to that party's interest.

                  (b) No order shall have been issued by any court or administrative body to inquire into, restrain, enjoin or otherwise prevent consummation of the Transaction.

            6.02 Compliance with Law. There shall have been obtained all permits, approvals and consents of any governmental body or agency which counsel for Celcor or Northeast may reasonably deem necessary or appropriate to consummate the Transaction in compliance with laws applicable to the Transaction, assets or business of either party.

            6.03 Proceedings, Documentation and Consents. All proceedings and Closing Documents contemplated by this Agreement, together with all consents to and approvals of the Transaction (the form and substance of all of which shall be reasonably satisfactory to the parties) as are necessary to effect the Merger, shall have been obtained.

            6.04 Tax Free Reorganization. The Merger and the receipt by the shareholders of Northeast of shares of Celcor Stock in exchange for their shares of Northeast Stock shall constitute a tax free reorganization pursuant to Section 368(a)(i)(A) of the Internal Revenue Code of 1986, as amended.



                             ARTICLE VII

        CONDITIONS TO THE OBLIGATION OF CELCOR TO CLOSE

            The obligations of Celcor hereunder are subject to the satisfaction, on or prior to the Closing Date, of all the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by Celcor in writing.

            7.01 Representations and Warranties True at the Closing Date. Except for changes contemplated by this Agreement and changes which do not individually or in the aggregate have a material adverse effect upon the assets or business acquired, the representations and warranties of Northeast contained in Article III shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct, except for changes in the Ordinary Course of Business of Northeast.

            7.02 No Material Adverse Change; Officers' Certificates. During the period from the date of this Agreement to the Closing Date there shall not have been any material adverse change in the financial condition, results of operations or prospects of Northeast, nor any material loss or damage to its assets, whether or not insured, which materially adversely affects its ability to conduct its business.

            7.03 Corporation's Performance. Each of the obligations of Northeast to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed.

            7.04 Necessary Corporate Approvals. The board of directors and stockholders of Northeast shall have duly authorized and approved the execution and delivery of this Agreement and all corporate action necessary or proper on the part of Northeast to authorize the execution, delivery and performance of this Agreement and the Plan, shall have been taken on or prior to the Closing Date.

            7.05 Resolutions Authorizing the Execution of this Agreement. At the Closing, Northeast will furnish to Celcor copies of the resolutions or consents of Northeast's board of directors and its stockholders, appropriately certified by Northeast's secretary, authorizing the execution, delivery, and performance of this Agreement and the Plan.

            7.06 Opinion of Counsel. Northeast shall have furnished Celcor with a favorable opinion dated on and as of the Closing Date, of Cha and Pan, counsel to Northeast, in the form of Appendix B hereto.

            7.07 Investment Letters. On or prior to the Closing Date, each Stockholder shall have executed and delivered to Celcor a letter agreement and questionnaire in the form of Appendix A hereto, it being understood that Celcor, in issuing the Celcor Stock, will be relying on the representations of said persons therein contained.

            7.08 Satisfactory Searches. Celcor shall have received evidence, satisfactory to it, that (a) Northeast is duly organized, validly existing and in good standing in its state of incorporation, (b) Northeast is qualified to do business as a foreign Corporation where, in the opinion of counsel to Northeast, it is required to be so qualified, and (c) Northeast has good title to all assets listed in its financial statements free and clear of all Encumbrances.

            7.09 Environmental Review. Celcor shall not have discovered the presence of Regulated Substances on any real property owned by Northeast requiring remediation under any federal or state law, rule or regulation, nor any improper installation of or leakage from any underground storage tanks on such real property, or any violation of environmental laws, rules or regulations with regard to such Regulated Substance or such tanks on such property that shall not have been remediated prior to the Closing Date.

            7.10 Consents to Transaction. On or prior to the Closing Date, Northeast shall furnish Celcor with such consents to the Transaction as in the opinion of Celcor or its counsel are required to permit Ceclor to enjoy the benefits of the Transaction without any cost beyond that contemplated by this Agreement.

            7.11 Dissenters' Rights. Northeast shall not have received notices from any holders of any class of Northeast Stock of their intent to dissent from the Transaction.

            [7.12 Title Insurance. Celcor shall have obtained a title insurance policy or binder insuring the Surviving Corporation's interest in any real estate owned by Northeast.]

            7.13 Financial Statements. Northeast shall have delivered to Celcor, at Northeast's expense, a consolidated balance sheet of Northeast as of June 30, 1994, and consolidated statements of income and cash flows for the year ended June 30, 19994, certified by BDO Seidman and interim financial statements for the six months ended December 31, 1994, all, as required by SEC Regulation S-X.

            7.14 Fairness Opinion. Celcor shall have received an opinion from Chartered Capital Advisors, Inc., dated as of the date of the proxy statement sent to its stockholders, to the effect that the rate of exchange of Celcor Stock for Northeast Stock is fair to the stockholders of Celcor from a financial point of view, and such opinion shall not have been withdrawn prior to the date of the meeting of Celcor stockholders held for the purpose of approving the Plan.

            7.15 Results of Investigation. Celcor shall have determined in good faith that the results of its investigation do not show any losses, liabilities, commitments, contingencies or other conditions of or relating to Northeast which are not set forth or reflected in the financial statements of Northeast previously delivered to Celcor or have not been otherwise disclosed to Celcor and which in the aggregate materially and adversely affect the business, financial condition, properties, results of operations, forecasts or prospects of Northeast (as defined in SEC regulations).

                            ARTICLE VIII

            CONDITIONS TO NORTHEAST'S OBLIGATION TO CLOSE

            The obligations of Northeast hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions, compliance with which, or the occurrence of which may be waived in whole or in part in writing by Northeast.

            8.01 Representations and Warranties True at the Closing. The representations and warranties of Celcor contained in Article III shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct in all material respects except for changes in the Ordinary Course of Business of Celcor.

            8.02 Celcor's Performance. Each of the obligations of Celcor to be performed on or before the Closing Date, pursuant to the terms of this Agreement, shall have been duly performed at the Closing Date. There shall have been no change in Celcor's financial or business condition, nor any litigation or proceeding, actual or threatened, which is reasonably likely to prevent Celcor from performing any obligation undertaken by it under this Agreement which is to be performed after the Closing.

            8.03 No Material Adverse Change. During the period from the date of this Agreement to the Closing Date, there shall not have been any material adverse change in the financial condition, results of operations or prospects of Celcor, nor any material loss or damage to its assets, whether or not insured, which materially affects Celcor's ability to conduct its business.

            8.04 Authority. All actions required to be taken by or on the part of Celcor to authorize the execution, delivery and performance of this Agreement by Celcor and the consummation of the Transaction shall have been duly and validly taken by the Board of Directors and stockholders of Celcor.

            8.05 Opinion of Celcor's Counsel. Celcor shall have furnished Northeast with an opinion of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.C., counsel to Celcor, dated the Closing Date, in the form of Appendix C hereto. Such opinion may expressly rely as to matters of fact upon certificates of appropriate officers of Celcor or appropriate governmental officials. Copies of such certificates shall be delivered to Northeast.

            8.06 Results of Investigation. Northeast shall have determined in good faith that the results of its investigation do not show any losses, liabilities, commitments, contingencies or other conditions of or relating to Celcor which are not set forth or reflected in the financial statements of Celcor previously delivered to Northeast or have not been otherwise disclosed in writing to Northeast and which in the aggregate materially and adversely affect the business, financial condition, properties, results of operations, forecasts or prospects of Celcor.

                                  ARTICLE IX

                SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION

            9.01 Representations to Survive Closing. The representations and warranties of Celcor, Northeast and the Stockholders contained herein or in any document furnished pursuant hereto shall survive the Closing of the Transaction, but the exclusive remedy following the Closing for a breach of any representation or warranty shall be to assert a claim in accordance with the provisions of this Article IX. Except as provided in this Article IX, neither Celcor, Northeast, nor their respective stockholders, directors or officers, shall have any liability to the other after the Effective Date on account of any breach or failure or the incorrectness of any of those representations and warranties.

            9.02  Indemnification by the Stockholders.

                  (a) Obligation to Indemnify. The Stockholders jointly and severally agree to and do hereby indemnify, and agree to defend and hold Celcor and the Surviving Corporation and their respective directors, officers, employees, fiduciaries, agents and affiliates, and each other person, if any, who controls such persons, harmless against any claims, actions, suits, proceedings, investigations, losses, expenses, damages, obligations, liabilities, judgments, fines, fees, costs and expenses (including costs and reasonable attorneys' fees) and amounts paid in settlement of any pending, threatened or completed claim, action, suit, proceeding or investigation (collectively "Loss" or "Losses") which arise or result from or are related to
(i) any breach or failure of Northeast and the Stockholders to perform any of their covenants or agreements set forth herein, (ii) the inaccuracy of any representation or warranty made by Northeast and Stockholders herein, (iii) any fixed or contingent obligation or liability of Northeast (including but not limited to liabilities arising in tort, contract, guarantees and indemnities) which existed as of the Closing Date and would be required by GAAP to be disclosed on Northeast's financial statements, or in the notes thereto, and is not so disclosed prior to Closing, and (iv) any liability for Taxes, other than those which are accrued as liabilities of Northeast, together with interest and penalties and additions to tax, if any, arising out of tax assessments. No liability shall attach under this Section 9.02, however, until Celcor has incurred a Loss or Losses in the aggregate totaling fifty thousand dollars ($50,000) and no claim shall be asserted by Celcor after one year in the case of claims asserted on the basis of clause (i), two years in the case of a claim asserted on the basis of clause (ii) or (iii), and no time limitation in the case of a claim asserted on the basis of clause
(iv).

                  (b) Reimbursement on Demand. The Stockholders will reimburse Celcor from time to time on demand for any payment made by Celcor at any time in respect of any Loss which Celcor may sustain or incur to which the foregoing indemnity relates.

            9.03  Indemnification by Celcor.

                  (a) Obligation to Indemnify. Celcor agrees to and does hereby indemnify and hold Northeast and the Stockholders harmless against any claims, losses, damages, expenses or liabilities (including costs and reasonable attorney's fees) resulting to Northeast and the Stockholders from
(i) any breach or failure of Celcor to perform any of its covenants or agreements set forth herein, (ii) the inaccuracy of any representations or warranties made by Celcor herein, (iii) any fixed or contingent obligation or liability of Celcor (including but not limited to liabilities arising in tort, contract, guarantees and indemnities) which existed as of the Closing Date and would be required by GAAP to be disclosed on Celcor's financial statements, or in the notes thereto, and is not so disclosed prior to closing, and (iv) any liability for Taxes, other than those which are accrued as liabilities of Celcor, together with interest and penalties and additions to tax, if any, arising out of tax assessments. No liability shall attach under this Section 9.03, however, until the stockholders have incurred a Loss or Losses in the aggregate totaling fifty thousand dollars ($50,000) and no claim shall be asserted by Northeast or the stockholders after one year in the case of claims asserted on the basis of clause (i), two years in the case of a claim asserted on the basis of clause (ii) or (iii) and no time limitation in the case of a claim asserted on the basis of clause (iv).

                  (b) Reimbursement on Demand. Celcor will reimburse the Stockholders from time to time on demand for any payment made by the Stockholders at any time in respect of any Loss which the Stockholders may sustain or incur to which the foregoing indemnity relates.

            9.04  Enforcement of Indemnification Rights.

                  (a) Notification. Any person or entity seeking enforcement of indemnification rights hereunder shall notify each potentially liable person or entity of (i) any payment made in respect of any liability, obligation or claim to which the foregoing indemnity applies, (ii) any Loss which such person or entity may sustain or incur, to which the foregoing indemnity relates, and (iii) any claim made or suit filed against such person or entity with respect to Northeast or Celcor, as applicable, their respective assets or this Agreement. Such notification shall include a specific demand for indemnification and defense if such person or entity wishes to assert his or its indemnification rights hereunder.

                  (b) Disputes. If there is any dispute as to the right to indemnification and defense hereunder, the disputing party shall give the other party written notice of such dispute, specifying in detail the basis of the dispute, not later than 20 days after receipt of demand for indemnification. The parties agree to resolve any such dispute pursuant to the New Jersey Alternate Procedure for Dispute Resolution Act (N.J.S.A. 2A:23A). All parties hereto agree to submit to the jurisdiction of such court for the purpose of such suit or suits.

                  (c) Time Limit. If there is no dispute as to the right to indemnification with respect to any such demand within such 20 day period, TIME BEING OF THE ESSENCE, or upon resolution of any such dispute by the parties or by a court, the person or entity entitled to indemnification shall be promptly paid the amount of such demand, the amount agreed to by the parties or the amount ordered by a court.

                  (d) Calculation of Loss. In determining the amount of any Loss, net after tax proceeds of insurance received shall reduce the Loss. Tax benefits, if any, derived from such Loss by the party seeking indemnification shall not reduce the Loss, unless the amount paid to indemnify it for such Loss shall not be treated by it as income subject to federal or state income tax, in which event the amount of the Loss shall be reduced by the tax benefits derived therefrom.

                  (e) Litigation Procedure. If a party entitled to be indemnified pursuant to this Article IX notifies the other party of the commencement of an action against it, the party obligated to provide indemnification will be entitled, at his or its own expense, to (i) participate in, and (ii) except in the case of a claim that relates to a tax liability, assume the defense of the action. If the indemnifying party wishes to assume the defense of that action, counsel selected by the indemnifying party shall be reasonably satisfactory to the indemnified party, and the indemnified party shall cooperate in all reasonable respects, at its cost and expense, with the indemnifying party and such counsel in the investigation and defense of such action and any appeal arising therefrom. After the indemnifying party shall notify the indemnified party of its election to assume the defense of any such action, the indemnifying party will not be liable to the indemnified party under this Article IX for any legal fees or other expense subsequently incurred by the indemnified party in connection with the defense thereof. Even if the indemnifying party should assume the defense of any such actions, the indemnified party shall have the right at its expense to participate in the defense thereof. If the indemnifying party assumes the defense of any such actions, it shall not settle or otherwise compromise any such action without the prior written consent of the indemnified party. If the indemnifying party should fail or refuse to assume the defense of any such action, the indemnifying party shall jointly and severally reimburse the indemnified party for the fees and expenses of counsel engaged by it to defend that action.

            9.05 Remedies Cumulative. Persons or entities entitled to indemnification hereunder shall be entitled to such indemnification from time to time and shall be entitled to rely upon one or more provisions of this Agreement without waiving its right to rely upon any other provisions at the same time or any other time.

                                 ARTICLE X

                              MISCELLANEOUS

            10.01 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed delivered if delivered by hand, by telecopier, by courier or mailed by certified or registered mail, postage prepaid, addressed as follows:

            If to Celcor:

                  Celcor, Inc.
                  Attn:  Mr. Stephen E. Roman, Jr.
                  1800 Bloomsbury Avenue
                  Wanamassa, NJ  07712
                  Tel:  (908) 922-3158
                  Fax No.:  (908) 922-2221

            with a copy to:

                  Lowenstein, Sandler, Kohl, Fisher & Boylan
                  Attn:  George J. Mazin, Esq.
                  65 Livingston Avenue
                  Roseland, NJ  07068
                  Tel. (201) 992-8700
                  Fax No. (201) 992-5820

            If to Northeast or the Stockholders:

                  Northeast (USA) Corp.
                  Attn:  Dr. N. Wu
                  129-09 26th Ave.
                  Flushing, N.Y.  11355
                  Fax No.

            with copy to:

                  Cha Pan
                  36 West 44th Street
                  New York, NY   10036
                  Fax No. (212) 575-1830

            10.02 Assignability and Parties in Interest. This Agreement shall not be assignable by any of the parties hereto without the consent of all other parties hereto. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

            10.03 Expenses. Each party shall, except as otherwise specifically provided, bear its own expenses and costs, including the fees of any attorney retained by it, incurred in connection with the preparation of this Agreement and consummation of the Transaction.

            10.04 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey. Northeast consents to the personal jurisdiction of the federal and state courts in the State of New Jersey in connection with any action arising under or brought with respect to this Agreement.

            10.05 Counterparts. This Agreement may be executed as of the same effective date in one or more counterparts, each of which shall be deemed an original.

            10.06 Headings. The headings and subheadings contained in this Agreement are included solely for ease of reference, and are not intended to give a full description of the contents of any particular Section and shall not be given any weight whatever in interpreting any provision of this Agreement.

            10.07 Pronouns, etc. Use of male, female and neuter pronouns in the singular or plural shall be understood to include each of the other pronouns as the context requires. The word "and" includes the word "or". The word "or" is disjunctive but not necessarily exclusive.

            10.08 Complete Agreement. This Agreement, the Appendices hereto, and the documents delivered pursuant hereto or referred to herein or therein contain the entire agreement between the parties with respect to the Transaction and, except as provided herein, supersede all previous negotiations, commitments and writings.

            10.09 Modifications, Amendments and Waivers. This Agreement shall not be modified or amended except by a writing signed by Celcor and Northeast. Prior to the Closing, either Celcor or Northeast may amend any of the exhibits to Article III by giving the other party notice of such amendments. If such amended disclosures reveal material adverse information about the party making the change, the recipient of the information may terminate this Agreement without liability to the other party.

            10.10 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in any acceptable manner to the end that the Transaction is consummated to the extent possible.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


ATTEST:                             CELCOR, INC.


/S DARLENE L. RUBIN               By: /S   STEPHEN E. ROMAN, JR.
                                                    President

ATTEST:                             NORTHEAST (USA) CORP.


/S  DEBRA WANG                    By: /S  JENNIFER LO
                                     Jennifer Lo   Chairperson

                                  Stockholders

                                  By: /S  TING-HUI LIN
                                      Ting-Hui Lin President
                                      Mannion Consultants, Ltd.


                                  By: /S  S.Y. UENG
                                      S.Y. Ueng   General Manager
                                      Fowler Holding Ltd.


                                  By: /S  T. Y. WU
                                      T. Y. Wu   General Partner
                                      Dziou Tai Associates


                                  By: /S  CHRISTINE HUANG
                                      Christine Huang   Secretary
                                      Lyncroft Corporation


                                  By: /S  DENG MING MING
                                      Deng Ming Ming   Representative in USA
                                      Northeast General Pharmaceutical Factory





                        APPENDIX A


                    EXCHANGE AGREEMENT


Celcor, Inc.
1800 Bloomsbury Avenue
Wanamassa, New Jersey  07712

            Re:   Celcor, Inc., a Delaware corporation (the "Company")

Gentlemen:

      Section   Exchange.

      Pursuant to the terms of an Agreement and Plan of Merger, dated ________, 1995, among the Company, Northeast (USA) Corp. ("Northeast") and the shareholders of Northeast, the undersigned, in its capacity as a shareholder of Northeast, agrees to exchange ___ shares of Northeast common stock ("Northeast Stock") for ___ shares of the Company's common stock (the "Common Stock") and in connection therewith irrevocably tenders this Exchange Agreement, together with the Northeast Stock and such stock powers and other documents as may be deemed necessary, in the sole discretion of the Company, to effectuate such exchange.

      Section   Shareholder's Acknowledgments.

      The Company has disclosed to the undersigned and the undersigned shareholder understands that:

            (a)   There is a limited public market for the Common Stock.

            (b) The Common Stock to be received by the undersigned will not be registered under the Securities Act of 1933 or State securities laws and, therefore, the Common Stock cannot be resold or transferred unless it is subsequently registered under the Securities Act of 1933 and applicable State securities or "Blue Sky" laws or exemptions from such registration are available.

            (c) A legend summarizing the restrictions on the transfer of the Common Stock will be placed on the certificates representing the shares of Common Stock to be received by me and stop transfer instructions will be given to the transfer agent for the Common Stock to prohibit any transfer or attempted transfer in violation of such restrictions.

            (d) No Federal or State agency has made any finding or determination as to the fairness of the investment, nor have they made any recommendation or endorsement concerning the Common Stock.

      Section   Shareholder Representations.

      The undersigned represents and warrants as follows:

            (a) The undersigned Shareholder is acquiring the Common Stock for its own account and not for or with a view to resale or distribution. The undersigned has not entered into any contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge to such person or anyone else the Common Stock which it will receive in exchange for its Northeast Common Stock and the undersigned has no present plans or intentions to enter into any such contract, undertaking, agreement or arrangement.

            (b) The undersigned can bear the economic risk of losing its entire investment in the Common Stock. The undersigned is prepared to bear the economic risk of this investment for an indefinite time.

            (c) The representatives of the undersigned have substantial experience in making investment decisions of this type and, therefore, have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in the Company.

            (d) The undersigned and its advisors (i) have had the opportunity to ask questions of and receive answers from representatives of the Company or persons acting on its behalf concerning the terms and conditions of a proposed investment in the Company; (ii) have had the opportunity to obtain additional information necessary to verify the accuracy of information previously furnished about the Company; and (iii) are satisfied that they have received information with respect to all matters that they consider material to their decision to invest in the Company.

            (e) The undersigned and its advisors have relied solely upon (i) the Company's most recent annual report on Form 10-K for the year ended June 30, 1994 and quarterly report on Form 10-Q for the quarter ended December 31, 1994; (ii) the representations and disclosures contained in or delivered pursuant to the Agreement and Plan of Merger among Celcor, Inc., Northeast
(USA) Corp. and the Stockholders of Northeast (USA) Corp. (the "Merger Agreement"); and (iii) independent investigations made by the undersigned in making its decision to accept the Common Stock. No other representations, warranties or favorable descriptive statements about the business of the Company or the Common Stock have been made to the undersigned.

            (f) The undersigned has accurately completed the Questionnaire annexed hereto as Exhibit A and hereby incorporates by reference into this Exchange Agreement the information and representations contained therein.

      Section   Representations Relating to Authority.

      The undersigned represents and warrants that:

            (a) It is duly incorporated or organized, validly existing and in good standing in its state and/or country of incorporation or organization and in all other jurisdictions in which the character of its business makes such qualification necessary.

            (b) It has full power and authority to enter into, deliver and perform this Exchange Agreement and the Merger Agreement and it has taken all action required to authorize the execution and delivery of this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the Merger Agreement are the valid and binding obligations of the undersigned shareholder, enforceable against it in accordance with its terms and the person signing such documents on behalf of the undersigned has been duly authorized to act on behalf of and to bind the undersigned.

            (c) The execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby will not violate any provision of the certificate of incorporation and by-laws, or any other organizational document or any agreement or contract to which the undersigned is a party or by which it is bound, or any applicable law, ordinance, rule or regulation of any governmental body having jurisdiction over the undersigned or its business or any order, judgment or decree applicable to the undersigned.

      Section   Miscellaneous.

            (a) Notices. All notices or other communications given or made hereunder shall be in writing and shall be delivered or mailed by registered or certified mail, return receipt requested, postage prepaid to the undersigned at the address set forth below and to the Company at the following address: 1800 Bloomsbury Avenue, Wanamassa, New Jersey 07712.

            (b) Governing Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be governed by, and construed in accordance with, the laws of the State of New Jersey without regard to the choice of law principles thereof.

            (c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their personal representatives, successors and assigns; provided that neither party shall be entitled to make any assignment of its rights hereunder without the prior written consent of the other party.

            (d) Further Assurances. The parties agree that they shall execute and deliver any and all additional writings, instruments, and other documents contemplated hereby or referred to herein and shall take such further action as shall be reasonably required in order to effectuate the terms and conditions of this Agreement.

            (e) Interpretation. Whenever required by the context hereof, the singular shall include the plural, and vice-versa; the masculine shall include the feminine and neuter genders, and vice-versa; and the word "person" shall include an individual, corporation, partnership, trust, estate or other entity. Section headings contained in this Agreement are for reference purposes and shall not affect the meaning or interpretation of this Agreement.

      Section   Foreign Person.  (check one)

_____ The undersigned hereby certifies that it is not a "foreign person" within the meaning of Section 7701(a)(30) of the Internal Revenue Code and agrees to notify the Company prior to becoming a foreign person as so defined. A "foreign person" is a person who is not a citizen or resident of the United States.

_______ The undersigned hereby certifies that it is a "foreign person" within the meaning of Section 7701(a)(30) of the Internal Revenue Code.


      IN WITNESS WHEREOF, the undersigned has executed this Exchange Agreement, this _________ day of ________________, 1995.


ATTEST
                                  ____________________________________
                                  Stockholder Name


                                  By: ______________________________
                                      Name:____________________
                                      Title:_____________________



________________________________
________________________________
      Address

________________________________
      Telephone Number

________________________________
      Subscriber Taxpayer I.D. No.



                            QUESTIONNAIRE

This form should be completed by a corporate officer of the Stockholder.

1.    Please furnish the following information:

            Name of Stockholder: ___________________________________

            Name of person completing form: ________________________

            Address:________________________________________________



            Telephone Number: (  )__________________________________

            Taxpayer Identification Number(s) of Stockholder:_______


Provide the following information for the person making investment decisions for the Stockholder:

2.    Employment Information:

            Occupation or Profession(s): ______________________________________

            Current Position or Title: ________________________________________

            Length of Time in Present Position:________________________________

            Nature of Business: _______________________________________________

            Name and Address of Employer(s):___________________________________



            Office Telephone Number: (   )_____________________________________

3. List any business or professional education, including degrees received, if any:

_______________________________________________________________________________

_______________________________________________________________________________

4. List any professional licenses or registrations, including bar admissions, accounting certificates, real estate brokerage licenses, and SEC, NASD, or state broker-dealer registrations held by you:


5(a).       If the Stockholder is an accredited investor within the meaning of
Section 501(a) of Regulation D, as adopted pursuant to the Securities Act of 1933, check the appropriate box below to indicate the basis upon which the undersigned stockholder qualifies as an accredited investor:

    CHECK THE APPROPRIATE BOX(ES).

    Subscriber is:

[  ]   A corporation, business trust or partnership which has not been formed for the purpose of making this investment and which has total assets in excess of $5,000,000.

[  ]   An entity which has not been formed for the purpose of making an investment in the Company and in which all of the equity owners are qualified accredited investors, on the basis of income (annual income of not less than $200,000, or $300,000 with a spouse) or net worth (not less than $1,000,000 net worth, including home, furnishings and automobiles).



5(b).  The undersigned stockholder is not an accredited investor _____________.

       Approximate net worth $_______________.


6. Rule 506 of the Securities and Exchange Commission requires that each purchaser have sufficient knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Common Stock, or that such purchaser retain the services of a Purchaser Representative (who may be an attorney, accountant or other financial advisor) for the purpose of this particular transaction.

      I hereby represent that:

      The officers and professional advisors of the undersigned stockholder have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in the Common Stock.


      I understand that the Company will be relying on the accuracy and completeness of my responses to the questions in this questionnaire and I represent and warrant to the Company as follows:

        (i) The answers to the above questions are complete and correct and may be relied upon by the Company in determining whether the offering in connection with which I have executed this questionnaire is exempt from registration under the Securities Act of 1933, pursuant to Rule 506 or otherwise; and

        (ii) I will notify the Company immediately of any material change in any statement made herein that occurs prior to the consummation of the Merger.


      Date:                         Stockholder Name: __________________________

                                    Signed by: _________________________________

                                    Title: _____________________________________


                                    APPENDIX B



                                 _____________, 1995




Celcor, Inc.
1800 Bloomsbury Avenue
Wanamassa, New Jersey  07712


Dear Ladies and Gentlemen:

We have acted as counsel to Northeast (USA) Corp., a New York corporation (the "Company" or "Northeast"), in connection with its merger with Celcor, Inc. ("Celcor"), pursuant to an Agreement and Plan of Merger among the Company, Celcor and the stockholders of Northeast (the "Northeast Stockholders"), dated as of __________, 1995 (the "Agreement"). This opinion is delivered pursuant to Section 7.06 of the Agreement. Capitalized terms not otherwise defined herein shall have the meanings provided in the Agreement.

As counsel to the Company, we have reviewed the Agreement and have examined such corporate records, certificates and other documents, and have considered such questions of law as we considered appropriate for purposes of rendering this opinion. In our examination of such records and documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic documents of all documents submitted to us as certified, conformed or photostatic copies.

As to certain factual matters material to the opinions expressed herein, we have relied on the representations of Northeast in the Agreement and on certificates of public officials and officers of Northeast, all without independent investigation.

In this opinion, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of New York and to the extent relevant, The People's Republic of China.

Based upon the foregoing and subject to the qualifications, exceptions and limitations set forth herein, we are of the opinion that:

7. The Company is duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power, franchises and licenses to own its property and conduct the business in which it is engaged.

8. The Company has the corporate power and authority to enter into and perform the Agreement.

9. The Company does not directly or indirectly have any subsidiaries, nor hold any equity interest in any corporation, partnership or joint venture, other than Shenyang United Vitatech Ltd. and Northeast (Shenyang) Consulting Co. Ltd. (together, the "Subsidiaries"). The Subsidiaries are each corporations, duly organized, validly existing and in good standing under the laws of The Peoples Republic of China, and each has all requisite corporate power, licenses and franchises to own its properties and assets and conduct the business in which it is engaged.

10. The Company has an authorized capital stock consisting of 200 shares of common stock, no par value, of which 175 shares are presently issued and outstanding. The outstanding shares of Northeast common stock are validly issued, fully paid and non-assessable.

11. To the best of our knowledge, the Company does not have outstanding any subscriptions, options, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating Northeast to issue, or to transfer from treasury, any shares of its capital stock of any class or kind, or securities convertible into such stock. No persons who are now holders of Northeast Stock, and no persons who previously were holders of Northeast Stock, are or ever were entitled to pre-emptive rights, other than persons who exercised or waived those rights.

12. The Company and each Subsidiary is duly qualified to conduct business as a foreign corporation in each state or other jurisdiction in which it is required to be so qualified.

13. To the best of our knowledge, neither the Company nor any Subsidiary transacts business under any trade name or fictitious name.

14. The execution and delivery of this Agreement and the consummation of the transaction contemplated thereby (the "Transaction") have been duly authorized by the Board of Directors and Northeast Stockholders. The Agreement constitutes the legal, valid and binding obligation of Northeast, enforceable against it and its shareholders in accordance with its terms, except insofar as the enforcement thereof may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally and subject to equitable principles limiting the availability of equitable remedies. All persons who have executed this Agreement on behalf of Northeast have been duly authorized to do so.

15. Neither the execution of this Agreement, nor consummation of the Transaction will (a) violate any order, writ, injunction, statute, rule or regulation applicable to Northeast or any of its Subsidiaries, or (b) require the consent, approval, authorization or permission of, or the filing with or the notification of any Chinese or U.S. federal, state or local government agency. Neither the execution nor the performance of this Agreement by Northeast will conflict with, violate or result in a breach or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any of the assets of Northeast or any of its Subsidiaries under any provision of the certificate of incorporation or by-laws of Northeast or its Subsidiaries, or any indenture, mortgage, lien, material lease, agreement, or other material contract or instrument known to us, or any order, judgment or decree of which we are aware, or any statute, ordinance or regulation to which Northeast or its Subsidiaries are subject or by which they are bound.

16. To the best of our knowledge (i) there are no infringement or other claims or demands against Northeast or its Subsidiaries with respect to any items of intangible personal property; and (ii) no proceedings have been instituted, are pending, or have been threatened to terminate or cancel any agreement affording to Northeast the right to use any intangible asset, or which challenge the rights of Northeast or its Subsidiaries with respect to any of its intangible assets.

17. To the best of our knowledge, Northeast is not in default of any of its obligations under the Joint Venture Agreement and related regulations with China Northeast Pharmaceutical Factory pursuant to which Shenyang United Vitatech Pharmaceutical Factory was established and such agreement is in full force and effect.

18. To the best of our knowledge, (i) the Company and its Subsidiaries and their respective employees or agents have all material licenses, permits, orders, approvals and authorizations required by Northeast or any such Subsidiary for the conduct of business as presently and anticipated to be conducted (including both U.S. and Chinese licenses, permits, authorizations or approvals); (ii) Northeast and its Subsidiaries are acting within the terms of such licenses, permits, orders, and approvals; (iii) neither Northeast nor any of its Subsidiaries has received any notice of investigation, evaluation or suspension of any such licenses, permits, orders, approvals or authorizations; and (iv) no suspension or cancellation of any such licenses, permits, orders, approvals and authorizations has been threatened or is contemplated.

19. To the best of our knowledge, the Company and its Subsidiaries are in compliance with all Chinese and U.S. laws, ordinances, regulations, judgments, orders or decrees applicable to the conduct of the business of each, or to the assets owned, used, or occupied by each, and neither Northeast nor any of its Subsidiaries has received notice or advices to the contrary.

20. To our best knowledge (i) there are no legal, administrative, arbitration or other proceedings or claims pending or threatened, against Northeast; (ii) Northeast is not subject to any existing judgment which might affect the financial condition, business, property or prospects of Northeast;
(iii) Northeast has not received any inquiry from an agency of the federal or of any state or local government about the Transaction, or about any violation or possible violation of any law, regulation or ordinance affecting its business or assets; and (iv) Northeast has not been subject to any products liability claims during the three years ended on the date of this Agreement.

            Upon the filing of the Certificate of Merger with the Secretary of State of New York, the merger will have become effective in accordance with the provisions of the Business Corporation Law of the State of New York.

This opinion is rendered to you solely for your benefit in connection with the Agreement. This opinion may not be relied upon by you for any other purpose, nor may it be disclosed to or relied upon by any other person, firm or corporation for any purpose without our prior written consent.



                                    Very truly yours,

                                    CHA & PAN


                                    By: ________________________
                                        ___________________, Esq.


                              APPENDIX C

           [Letterhead of Lowenstein, Sandler, Kohl, Fisher & Boylan]



                             _____________, 1995





Northeast (USA) Corp.
129-09 26th Ave.
Flushing, N.Y.  11355

Dear Ladies and Gentlemen:

We have acted as counsel to Celcor, Inc., a Delaware corporation (the "Company"), in connection with its merger with Northeast (USA) Corp. ("Northeast"), pursuant to an Agreement and Plan of Merger among the Company, Northeast and the stockholders of Northeast (USA) Corp. (the "Northeast Stockholders"), dated as of __________, 1995 (the "Agreement"). This opinion is delivered pursuant to Section 8.05 of the Agreement. Capitalized terms not otherwise defined herein shall have the meanings provided in the Agreement.

As counsel to the Company, we have reviewed the Agreement and have examined such corporate records, certificates and other documents, and have considered such questions of law as we considered appropriate for purposes of rendering this opinion. In our examination of such records and documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic documents of all documents submitted to us as certified, conformed or photostatic copies.

As to certain factual matters material to the opinions expressed herein, we have relied on the representations of Celcor in the Agreement and on certificates of public officials and officers of Celcor, all without independent investigation.

In this opinion, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of New Jersey and to the extent relevant, the laws of the State of Delaware.

Based upon the foregoing and subject to the qualifications, exceptions and limitations set forth herein, we are of the opinion that:

22. The Company is validly existing and in good standing under the laws of Delaware.

23. The Company has the corporate power and authority to enter into and perform the Agreement.

24. The Company has an authorized capital stock consisting of 20,000,000 shares of common stock, par value $0.001 per share, and 2,000,000 shares of preferred stock, par value $0.001 per share. The shares of Celcor common stock being issued to the Northeast Stockholders upon consummation of the merger will be validly issued, fully paid and non-assessable.

25. The execution and delivery of this Agreement and the consummation of the Transaction have been duly authorized by the Board of Directors of Celcor. This Agreement constitutes the legal, valid and binding obligation of Celcor, enforceable against it in accordance with its terms, except insofar as the enforcement thereof may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally and subject to equitable principles limiting the availability of equitable remedies. All persons who have executed this Agreement on behalf of Celcor have been duly authorized to do so.

26. Except for the need to obtain the consent of its stockholders, which consent has been obtained, neither the execution nor the performance of this Agreement by Celcor requires the consent of any third party, nor will it violate or result in a breach or constitute a default under any provision of the certificate of incorporation or by-laws of Celcor, or any indenture, mortgage, lien, material lease, agreement, or other material contract or instrument known to us, or any order, judgment or decree of which we are aware, or any statute, ordinance or regulation to which Celcor is subject or by which it is bound.

27. To our best knowledge (i) there are no legal, administrative, arbitration or other proceedings or claims pending or threatened, against Celcor; (ii) Celcor is not subject to any existing judgment which might affect the financial condition, business, property or prospects of Celcor; (iii) Celcor has not received any inquiry from an agency of the federal or of any state or local government about the Transaction, or about any violation or possible violation of any law, regulation or ordinance affecting its business or assets; and (iv) Celcor has not been subject to any products liability claims during the three years ended on the date of this Agreement.

28. Upon the filing of the Certificate of Merger with the Secretary of State of Delaware, the merger will have become effective in accordance with the provisions of the Delaware General Corporation Law.

This opinion is rendered to you solely for your benefit in connection with the Agreement. This opinion may not be relied upon by you for any other purpose, nor may it be disclosed to or relied upon by any other person, firm or corporation for any purpose without our prior written consent, except that copies of this opinion may be furnished to and relied upon by the Northeast Stockholders.

                                    Very truly yours,

                                    LOWENSTEIN, SANDLER, KOHL,
                                          FISHER & BOYLAN
                                    A Professional Corporation


                                    By: ________________________
                                      George J, Mazin, Esq.
                                      A Member of the Firm